UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2026

Inspired Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 West 57th Street, Suite 415 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.0001 per share	INSE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Executive Vice President and Chief Financial Officer

On May 18, 2026, Inspired Entertainment, Inc. (the “Company”) announced that James Richardson had stepped down from his role as Executive Vice President and Chief Financial Officer of the Company.

Mr. Richardson’s resignation was not due to any disagreement with the Company or the Board of Directors relating to the Company’s operations, policies or practices or any issues regarding its accounting policies or practices. Pursuant to the terms of Mr. Richardson’s letter of resignation, dated May 14, 2026, he will remain available to assist with the transition for a period of three months while he is on garden leave. Mr. Richardson will receive his regular base salary and benefits during his garden leave in accordance with the terms of his employment agreement, which requires six months’ notice of termination, following which he will receive a lump sum payment for the final three months of the notice period in an amount equal to three months’ base salary. In addition, the Company has entered into a separation agreement with Mr. Richardson that will provide for payment of one additional month of base salary in exchange for a customary release of claims against the Company. The Settlement Agreement with Mr. Richardson is annexed as Exhibit 10.2 to this Form 8-K.

Engagement of Executive Vice President and Chief Financial Officer

On May 18, 2026, the Company announced that the Board of Directors appointed Craig Wilson, the Company’s Vice President of Finance and Accounting, to serve as Executive Vice President and Chief Financial Officer of the Company, effective May 14, 2026. Pursuant to the terms of Mr. Wilson’s employment agreement with the Company’s subsidiary, Inspired Gaming (UK) Limited, dated May 14, 2026, Mr. Wilson will be paid a base salary of £300,000 per annum. Mr. Wilson will also be entitled to participate in the Company’s pension plan at the executive level (with an employer contribution rate of 15%) and in the Company’s executive short- and long-term incentive plans. He received a sign-on grant of 30,000 restricted stock units, with a three-year vesting schedule (1/3 tranche vesting on each of December 31, 2027, 2028 and 2029). The term of employment under the agreement is indefinite and termination in most instances requires at least six months’ written notice by either party. The Service Agreement with Mr. Wilson is annexed as Exhibit 10.1 to this Form 8-K.

Mr. Wilson, age 41, joined the Company in 2025 as Vice President of Finance and Accounting. Prior to joining the Company, Mr. Wilson was employed by Charles River Laboratories International, Inc. (NYSE:CRL), a pharmaceutical and biotechnology contract research organization, since 2019, serving as Director of Accounting & Global Consolidations from 2023 to 2025 and as Senior Manager European Accounting from 2021 to 2023. Prior to his engagement by Charles River Laboratories, Mr. Wilson was Financial Controller, International Corporate of Walgreens Boots Alliance from 2014 to 2019. Mr. Wilson holds a Bachelor of Arts degree with honors in accounting from Napier University (Edinburgh, Scotland) and, in 2013, was granted certification as a chartered accountant with The Institute of Chartered Accountants of Scotland (ICAS).

The selection of Mr. Wilson was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Wilson and any director or executive officer of the Company. Mr. Wilson has not been a party to any transaction with the Company or its subsidiaries of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no such transaction is currently contemplated.

Item 7.01	Regulation FD Disclosure.

A copy of the press release relating to Mr. Richardson’s departure and Mr. Wilson’s engagement as Executive Vice President and Chief Financial Officer is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1	Employment Agreement, dated May 14, 2026, by and between Inspired Gaming (UK) Limited and Craig Wilson
10.2	Settlement Agreement dated May 18,2026 between Inspired Gaming (UK) Limited and James Andrew Richardson
99.1	Press Release dated May 18, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 18, 2026	Inspired Entertainment, Inc.

	By:	/s/ Simona Camilleri
	Name:	Simona Camilleri
	Title:	General Counsel